Exhibit 4.1

SECOND AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This SECOND AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (“Plan”) is adopted by the board of directors (the “Board”) of Industrial Logistics Realty Trust Inc., a Maryland corporation (“ILT” or the “Company”), pursuant to its charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who (i) purchase shares of the Company’s common stock (“Shares”) pursuant to the Company’s initial public offering (the “Initial Offering”), or (ii) purchase Shares pursuant to any future offering of the Company (“Future Offering”), and who elect to participate in the Plan, the Company will apply all cash distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such participating Stockholders directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the participating Stockholder’s state of residence.

Additionally, as agent for the holders of limited partnership interests (the “OP Interests”) of ILT Operating Partnership LP (the “Partnership”) who acquire such OP Interests as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all distributions declared and paid in respect of the OP Interests held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional OP Interests acquired, to the purchase of Shares having the same class designation as the applicable class of OP Units for such Participant to which such Distributions are attributable for such Participant directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. The effective date of this Plan shall be November 1, 2016.

3. Procedure for Participation. Any Stockholder or holder of OP Interests that has received a prospectus, as contained in a registration statement of the Company registering the class of Shares to be purchased by such Stockholder or holder of OP Interests under this Plan (the “Plan Shares”) and filed with the Securities and Exchange Commission (the “Commission”), may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer, including an acknowledgment that a prospectus, as contained in the Company’s registration statement filed with the Commission and amended or supplemented to date, has been delivered or made available to such Stockholder or holder of OP Interests. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization, and for all Dividend or Distribution payment dates thereafter. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company intends to pay Dividends and, on behalf of the Partnership, Distributions on a quarterly basis. If at any time prior to the listing of the Shares on a national stock exchange, the information provided by a Participant in the subscription agreement changes, including but not limited to a Participant no longer being able to make the representations or warranties set forth in the subscription agreement, the Company requests that the Participant promptly so notify the Company in writing.

4. Purchase of Shares. Participants will acquire Plan Shares at a price equal to $9.0355 per Share until the earliest of (i) all the Plan Shares registered in the Initial Offering and any Future Offering are issued, (ii) the Initial Offering and any Future Offering of Plan Shares terminate and the Company elects to deregister with the Commission the unsold Plan Shares, (iii) the shares of the Company’s common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of such class of Shares, as determined by the Company’s Board by reference to the applicable sales price in respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) the Company’s Board, in its sole discretion, determines for any reason to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. Any such price modification may be arbitrarily determined by the Board, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share of such class of Shares or the then current net asset value per share of such class of Shares, as calculated in accordance with policies and procedures to be developed by the Board. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (a) the Plan Shares which will be registered with the Commission in connection with the Company’s Initial Offering, (b) Shares to be registered with the Commission in a Future Offering for use in the Plan (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”). Shares purchased in any Secondary Market will be purchased by the Company at the then-prevailing market price, which price will be utilized for purposes of issuing such Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.

If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.

5. Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE COMMISSION.

6. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

7. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide, or cause to be provided, to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide, or cause to be provided, to each Participant an individualized report at the time of each Dividend and/or Distribution payment showing the number of Shares owned prior to the current Dividend and/or Distribution, the amount of the current Dividend and/or Distribution and the number of Shares owned after the current Dividend and/or Distribution.

8. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Such notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the Plan for any prior quarter). Further, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. In addition, the receipt by the Company of a request from a Participant for redemption of all of the Participant’s Shares will terminate the Participant’s participation in the Plan. A Participant who chooses to terminate participation in the Plan must terminate his or her entire participation in the Plan and will not be allowed to terminate in part. There are no fees associated with a Participant’s terminating his or her interest in the Plan. A Participant in the Plan who terminates his or her interest in the Plan will be allowed to participate in the Plan again by notifying the Company and completing any required forms, including an acknowledgment that the then current version of the prospectus or a separate current prospectus relating solely to the Plan has been delivered or made available to the Participant. If the Company intends to list the Shares on a national stock exchange, the Plan may be terminated, and any balance in a terminating Participant’s account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Interests in cash.

9. Amendment or Termination of Plan by the Company. The Board of the Company may by majority vote (including a majority of the Independent Directors) amend or terminate the Plan for any reason; provided, however, that if the Board materially amends the Plan or terminates the Plan, such material amendment or termination, as applicable, shall only be effective upon 10 days’ written notice to the Participants, which notice shall be provided by the Company in a Current Report on Form 8-K publicly filed with the Commission.

10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.